Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES APPOINTMENT OF ANDREW W. LEITCH

TO ITS BOARD OF DIRECTORS

SAN DIEGO, CA – August 15, 2007 – Cardium Therapeutics (AMEX: CXM) announced today that its Board of Directors elected Andrew M. Leitch as a member of the Board of Directors. Mr. Leitch was elected effective August 14, 2007 to serve as a Class 2 director for a term ending on the date of Cardium’s 2008 annual meeting. Mr. Leitch was also appointed to serve on the Board’s Audit Committee.

Andrew M. Leitch is a financial industry veteran, having served 28 years in public accounting, including 20 years as a partner in Deloitte & Touche. He was deeply involved in international business, serving in various capacities throughout his career including Asian Regional Partner, Managing Partner of various offices in Asia, and Director of Mergers and Acquisitions for South East Asia. Mr. Leitch currently serves on the board of directors of two NASDAQ companies, Blackbaud, Inc. and Aldila, Inc. He is also a board member of certain private and portfolio companies within leading U.S. and International private equity groups. Mr. Leitch is a Certified Public Accountant.

“We are pleased to have a financial industry executive of this caliber join our board of directors,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium. “Andrew’s financial expertise, global business contacts, and industry insights will be beneficial to Cardium as we continue to execute on our business plans.”

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its recent 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in subsequent studies, that our clinical trials can be conducted in a timely and effective manner, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be sufficiently safe and effective, that competing products will not be safer, more effective or less expensive, that third parties on whom we depend will perform as anticipated, or that our products or product candidates will lead to value enhancing or partnering opportunities. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic product candidates, risks and uncertainties that are inherent in the conduct of human clinical trials, including the cost, timing and results of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™ and Accutrol™

are trademarks of InnerCool Therapies, Inc.